As filed with the Securities and Exchange Commission on July 28, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SONNET BIOTHERAPEUTICS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	20-293265
(State or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of incorporation or organization)	Classification Code Number)	Identification No.)

100 Overlook Center, Suite 102
Princeton, New Jersey 08540
Telephone: 609-375-2227

(Address, including zip code, and telephone number, including area code, of principal executive offices)

Pankaj Mohan, Ph.D.
CEO and Chairman
Sonnet BioTherapeutics Holdings, Inc.
100 Overlook Center, Suite 102
Princeton, New Jersey 08540
Tel: (609) 375-2227

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Steven M. Skolnick, Esq.

Alexander E. Dinur, Esq.
Lowenstein Sandler LLP
1251 Avenue of the Americas
New York, NY 10020
Telephone: (212) 262-6700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 under the Securities Exchange Act of 1934.

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-accelerated Filer	☒	Smaller Reporting Company	☒
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 28, 2023

PRELIMINARY PROSPECTUS

5,150,000 Shares of Common Stock

Issuable Upon Exercise of Outstanding Warrants

This prospectus relates to the resale from time to time, by the selling stockholders identified in this prospectus under the caption “Selling Stockholders,” of up to 5,150,000 shares of our common stock, par value $0.0001 per share (“Common Stock”), they may acquire upon the exercise of (i) outstanding warrants issued in a private placement (the “Private Warrants”) and (ii) up to 150,000 shares of Common Stock that are issuable upon the exercise of certain warrants issued to our placement agent (the “PA Warrants” and together with the Private Warrants, the “Warrants”). We issued the Warrants to the selling stockholders and the placement agent in connection with a private placement concurrent with a registered direct offering of 3,660,000 shares of our Common Stock and pre-funded warrants to purchase up to an aggregate of 1,340,000 shares of Common Stock, which was completed on June 30, 2023.

The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Common Stock or interests in their shares of Common Stock on any stock exchange, market or trading facility on which the shares of Common Stock are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution” in this prospectus for more information. We will not receive any proceeds from the resale or other disposition of the shares of Common Stock by the selling stockholders. However, we will receive the proceeds of any cash exercise of the Warrants. See “Use of Proceeds” beginning on page 10 and “Plan of Distribution” beginning on page 16 of this prospectus for more information.

Our Common Stock is listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “SONN.” On July 27, 2023, the last reported sale price of our Common Stock as reported on Nasdaq was $[●].

You should read this prospectus, together with additional information described under the headings “Information Incorporated by Reference” and “Where You Can Find More Information,” carefully before you invest in any of our securities.

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described in the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2022, filed with the Securities and Exchange Commission, or the SEC, on December 15, 2022, and our other filings we make with the Securities and Exchange Commission from time to time, which are incorporated by reference herein in their entirety, together with other information in this prospectus and the information incorporated by reference herein.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is                    , 2023

ABOUT THIS PROSPECTUS

All references to the terms “Sonnet,” the “Company,” “we,” “us” or “our” in this prospectus refer to Sonnet Biotherapeutics Holdings, Inc., a Delaware corporation, unless the context requires otherwise.

We have not authorized anyone to provide you with information that is different from that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. When you make a decision about whether to invest in our securities, you should not rely upon any information other than the information in this prospectus or in any free writing prospectus that we may authorize to be delivered or made available to you. Neither the delivery of this prospectus nor the sale of our securities means that the information contained in this prospectus or any free writing prospectus is correct after the date of this prospectus or such free writing prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy our securities in any circumstances under which the offer or solicitation is unlawful.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the full text of the actual documents, some of which have been filed or will be filed and incorporated by reference herein. See “Information Incorporated by Reference” and “Where You Can Find More Information” in this prospectus. We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference into this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus contains and incorporates by reference certain market data and industry statistics and forecasts that are based on studies sponsored by us, independent industry publications and other publicly available information. Although we believe these sources are reliable, estimates as they relate to projections involve numerous assumptions, are subject to risks and uncertainties, and are subject to change based on various factors, including those discussed under “Risk Factors” in this prospectus and under similar headings in the documents incorporated by reference herein and therein. Accordingly, investors should not place undue reliance on this information.

SUMMARY

This summary highlights information about our company, this offering and information contained in greater detail in other parts of this prospectus or incorporated by reference into this prospectus from our filings with the SEC listed in the section entitled “Information Incorporated by Reference.” Because it is only a summary, it does not contain all of the information that you should consider before purchasing our securities in this offering and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere or incorporated by reference into this prospectus. You should read the entire prospectus, the registration statement of which this prospectus is a part, and the information incorporated by reference into this prospectus in their entirety, including the “Risk Factors” and our financial statements and the related notes incorporated by reference into this prospectus, before purchasing our securities in this offering.

Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus to “Sonnet Holdings,” “Sonnet,” “the Company,” “we,” “us” and “our” refer to Sonnet BioTherapeutics Holdings, Inc. and our consolidated subsidiaries.

Corporate Overview

Sonnet BioTherapeutics Holdings, Inc. (“we,” “us,” “our” or the “Company”), is a clinical stage, oncology-focused biotechnology company with a proprietary platform for innovating biologic medicines of single- or bi-specific action. Known as FHAB™ (Fully Human Albumin Binding), the technology utilizes a fully human single chain antibody fragment that binds to and “hitch-hikes” on human serum albumin for transport to target tissues. We designed the construct to improve drug accumulation in specific tissues, as well as to extend the duration of activity in the body. FHAB development candidates are produced in a mammalian cell culture, which enables glycosylation, thereby reducing the risk of immunogenicity. We believe our FHAB technology, for which we received a U.S. patent in June 2021, is a distinguishing feature of our biopharmaceutical platform that is well suited for future drug development across a range of human disease areas, including in oncology, autoimmune, pathogenic, inflammatory, and hematological conditions.

Recent Development

Registered Direct Offering and Private Placement

On June 28, 2023, we entered into a securities purchase agreement with certain of the selling stockholders pursuant to which we agreed to sell and issue, in (i) a registered direct offering (the “RD Offering”), an aggregate of (a) 3,660,000 shares of Common Stock at a purchase price of $0.45 per share and accompanying Private Warrant, and (b) 1,340,000 pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to an aggregate of 1,340,000 shares of Common Stock (the “Pre-Funded Warrant Shares”) at a purchase price of $0.4499 per Pre-Funded Warrant and accompanying Private Warrant and (ii) in a concurrent private placement (the “Private Placement” and together with the RD Offering, the “June 2023 Offering”), Private Warrants to purchase up to 5,000,000 shares of Common Stock. The Private Warrants will be exercisable as of December 30, 2023 at an exercise price of $0.6749 per share and will expire three and one-half years from the date of issuance. The closing of the issuance and sale of these securities was consummated on June 30, 2023. The gross proceeds from the offering, prior to deducting offering expenses and placement agent fees and expenses payable by us, was approximately $2.25 million.

Pursuant to a placement agency agreement dated as of June 28, 2022, we engaged Chardan Capital Markets, LLC (“Chardan”) to act as our exclusive placement agent in connection with the June 2023 Offering. We paid to Chardan (i) a cash fee equal to 8.0% of the aggregate gross proceeds of the June 2023 Offering, excluding the proceeds, if any, from the exercise of the Private Warrants and (ii) a non-accountable expense allowance of 0.5% of the aggregate gross proceeds of the June 2023 Offering, and (iii) reimbursed Chardan for certain expenses and legal fees up to $35,000. In addition, we issued to Chardan or its designees, PA Warrants to purchase up to 150,000 shares of Common Stock. The PA Warrants will be exercisable as of December 30, 2023 and have a term of exercise equal to three and a half years from the date of issuance, with an exercise price of $0.6749 per share.

This prospectus covers the resale or other disposition by the selling stockholders of the shares of Common Stock issuable upon the exercise of the Private Warrants and the PA Warrants.

Corporate Information

We were organized on October 21, 1999, under the name Tulvine Systems, Inc., under the laws of the State of Delaware. On April 25, 2005, Tulvine Systems, Inc. formed a wholly owned subsidiary, Chanticleer Holdings, Inc., and on May 2, 2005, Tulvine Systems, Inc. merged with, and changed its name to, Chanticleer Holdings, Inc. On April 1, 2020, we completed our business combination with Sonnet BioTherapeutics, Inc. (“Sonnet”), in accordance with the terms of the Agreement and Plan of Merger, dated as of October 10, 2019, as amended, by and among us, Sonnet and Biosub Inc., a wholly-owned subsidiary of the Company (“Merger Sub”) (the “Merger Agreement”), pursuant to which Merger Sub merged with and into Sonnet, with Sonnet surviving as a wholly owned subsidiary of us (the “Merger”). Under the terms of the Merger Agreement, we issued shares of common stock to Sonnet’s stockholders at an exchange rate of 0.106572 shares for each share of Sonnet common stock outstanding immediately prior to the Merger. In connection with the Merger, we changed our name from “Chanticleer Holdings, Inc.” to “Sonnet BioTherapeutics Holdings, Inc.,” and the business conducted by us became the business conducted by Sonnet.

On September 16, 2022, we effected a reverse stock split of its issued and outstanding common stock, par value $0.0001 per share, at a ratio of 1-for-14 (the “2022 Reverse Stock Split”). Shares of common stock underlying outstanding stock options and other equity instruments convertible into common stock were proportionately reduced and the respective exercise prices, if applicable, were proportionately increased in accordance with the terms of the agreements governing such securities. No fractional shares were issued in connection with the 2022 Reverse Stock Split. Stockholders who would otherwise be entitled to a fractional share of common stock instead receive a proportional cash payment. All of our historical share and per share information related to issued and outstanding common stock and outstanding options and warrants exercisable for common stock included or incorporated by reference in this prospectus supplement have been adjusted, on a retroactive basis, to reflect the 2022 Reverse Stock Split.

Our principal executive offices are located at 100 Overlook Center, Suite 102, Princeton, New Jersey 08540, and our telephone number is (609) 375-2227. Our website is www.sonnetbio.com. Our website and the information contained on, or that can be accessed through, our website shall not be deemed to be incorporated by reference in, and are not considered part of, this prospectus supplement or the accompanying prospectus. You should not rely on any such information in making your decision whether to purchase our Common Stock.

The Offering

This prospectus relates to the resale or other disposition from time to time by the selling stockholders identified in this prospectus of up to 5,150,000 shares of Common Stock issuable upon exercise of the Warrants. None of the shares of Common Stock registered hereby are being offered for sale by us.

Shares of Common Stock offered by the selling stockholders	Up to 5,150,000 shares of Common Stock issuable upon exercise of the Warrants.

Shares of Common Stock outstanding after this offering	43,539,648 shares, assuming the exercise in full of the Warrants.

Use of proceeds	We will not receive any proceeds from the shares of Common Stock offered by the selling stockholders pursuant to this prospectus. However, we will receive the proceeds of any cash exercise of the Warrants. We intend to use the net proceeds from any cash exercise of the Warrants for working capital and general corporate purposes. Please see the section entitled see “Use of Proceeds” on page 10 of this prospectus for a more detailed discussion.

National Securities Exchange Listing	Our Common Stock is currently listed on Nasdaq under the symbol “SONN.”

Risk Factors	An investment in our securities involves a high degree of risk. Please see the section entitled “Risk Factors” beginning on page 8 of this prospectus. In addition before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described in the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2022 filed with the SEC on December 15, 2022, and other filings we make with the SEC from time to time, which are incorporated by reference herein in their entirety, together with other information in this prospectus and the information incorporated by reference herein.

The number of shares of Common Stock to be outstanding upon completion of this offering is based on 38,389,648 of our shares of Common Stock outstanding as of June 30, 2023 and excludes, as of that date, the following:

●	52,099 shares of Common Stock underlying unvested restricted stock units outstanding as of June 30, 2023;

●	121,366 shares of Common Stock subject to restricted stock awards granted as of June 30, 2023 but not yet issued;

●	318,561 shares of Common Stock reserved for future issuance under the 2020 Omnibus Equity Incentive Plan as of June 30, 2023;

●	16,068,478 shares of Common Stock issuable upon the exercise of warrants outstanding as of June 30, 2023, with a weighted average exercise price of $5.26 per share;

RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described in the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2022, filed with the SEC on December 15, 2022 and our other filings we make with the Securities and Exchange Commission from time to time, which are incorporated by reference herein in their entirety, together with other information in this prospectus and the information incorporated by reference herein. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could suffer materially. In such event, the trading price of our shares of Common Stock could decline, and you might lose all or part of your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements contained in this prospectus other than statements of historical fact, including statements regarding our strategy, future operations, future financial position, liquidity, future revenue, projected expenses, results of operations, expectations concerning the timing and our ability to commence and subsequently report data from planned non-clinical studies and clinical trials, prospects, plans and objectives of management are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” “expect,” “predict,” “potential,” “opportunity,” “goals,” or “should,” and similar expressions are intended to identify forward-looking statements. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors.

We based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including those described in “Risk Factors” in this prospectus, and under a similar heading in any other annual, periodic or current report incorporated by reference into this prospectus or that we may file with the SEC in the future. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge quickly and from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus, may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement.

You should also read carefully the factors described in the “Risk Factors” section of this prospectus, and under a similar heading in any other annual, periodic or current report incorporated by reference into this prospectus, to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements. You are advised to consult any further disclosures we make on related subjects in our future public filings.

USE OF PROCEEDS

We will not receive any proceeds from the sale of Common Stock offered by the selling stockholders under this prospectus. However, we will receive the proceeds of any cash exercise of the Warrants. If all of the Warrants were exercised for cash, we would receive aggregate proceeds of approximately $3.5 million. We intend to use the net proceeds from any cash exercise of the Warrants for working capital and general corporate purposes.

This expected use of the net proceeds from this resale represents our intentions based upon our current plans and business conditions, and our management will retain broad discretion as to the ultimate allocation of the proceeds. We may temporarily invest funds that we do not immediately need for these purposes in investment securities or use them to make payments on our borrowings.

SELLING STOCKHOLDERS

This prospectus covers the resale or other disposition by the selling stockholders identified in the table below of up to an aggregate of 5,150,000 shares of our Common Stock issuable upon the exercise of the Private Warrants and the PA Warrants.

The selling stockholders acquired their securities in the transaction described above under the heading “Summary – Recent Developments.”

The PA Warrants and Private Warrants held by the selling stockholders contain limitations which prevent the holder from exercising such PA Warrants and Private Warrants if such exercise would cause the selling stockholder, together with certain related parties, to beneficially own a number of shares of Common Stock which would exceed 4.99% and 9.99%, respectively, of our then outstanding shares of Common Stock following such exercise, excluding for purposes of such determination, shares of Common Stock issuable upon exercise of the PA Warrants and Private Warrants which have not been exercised.

Chardan, a registered broker-dealer, acted as placement agent for the June 2023 Offering, for which it received cash and warrant compensation.

The table below sets forth, as of June 30, 2023, the following information regarding the selling stockholders:

●	the names of the selling stockholders;

●	the number of shares of Common Stock owned by the selling stockholders prior to this offering, without regard to any beneficial ownership limitations contained in the Warrants;

●	the number of shares of Common Stock to be offered by the selling stockholders in this offering;

●	the number of shares of Common Stock to be owned by the selling stockholders assuming the sale of all of the shares of Common Stock covered by this prospectus; and

●	the percentage of our issued and outstanding shares of Common Stock to be owned by the selling stockholders assuming the sale of all of the shares of Common Stock covered by this prospectus based on the number of shares of Common Stock issued and outstanding as of June 30, 2023.

Except as described above, the number of shares of Common Stock beneficially owned by the selling stockholder has been determined in accordance with Rule 13d-3 under the Exchange Act and includes, for such purpose, shares of Common Stock that the selling stockholder has the right to acquire within 60 days of June 30, 2023.

All information with respect to the common stock ownership of the selling stockholder has been furnished by or on behalf of the selling stockholder. We believe, based on information supplied by the selling stockholder, that except as may otherwise be indicated in the footnotes to the table below, the selling stockholder has sole voting and dispositive power with respect to the shares of Common Stock reported as beneficially owned by it. Because the selling stockholders identified in the table may sell some or all of the shares of Common Stock beneficially owned by them and covered by this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares of Common Stock, no estimate can be given as to the number of shares of Common Stock available for resale hereby that will be held by the selling stockholders upon termination of this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of Common Stock they beneficially own in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth in the table below. We have, therefore, assumed for the purposes of the following table, that the selling stockholder will sell all of the shares of Common Stock owned beneficially by it that are covered by this prospectus, but will not sell any other shares of Common Stock that they presently own. The selling stockholders have not held any position or office, or have otherwise had a material relationship, with us or any of our subsidiaries within the past three years other than as a result of the ownership of our shares of Common Stock or other securities.

	Shares Beneficially Owned Prior to	Maximum Number of Shares Being Offered Pursuant to this	Shares Beneficially Owned After this Offering
Name of Selling Stockholder	Offering	Prospectus	Number	Percent(1)
Sabby Volatility Warrant Master Fund, Ltd (2)	1,200,971	5,000,000	1,200,971	2.8
Chardan Capital Markets, LLC (3)	644,549	150,000	644,549	1.5

1.	Percentage is based on 38,389,648 shares of Common Stock outstanding as of June 30, 2023, assuming the resale of all of the shares of Common Stock covered by this prospectus.

2.	Shares beneficially owned as of June 30, 2023 does not include shares of Common Stock underlying the Private Warrants, which are not exercisable until December 30, 2023. Sabby Management, LLC, in its capacity as the investment manager of Sabby Volatility Warrant Master Fund, Ltd., has the power to vote and the power to direct the disposition of all securities held by Sabby Volatility Warrant Master Fund, Ltd. Hal Mintz is the Managing Member of Sabby Management, LLC. Each of Sabby Volatility Warrant Master Fund, Ltd., Sabby Management, LLC and Mr. Mintz disclaim beneficial ownership of these securities, except to the extent of any pecuniary interest therein.

3.	Shares beneficially owned as of June 30, 2023 is comprised of shares of Common Stock issuable upon the exercise of certain warrants; does not include shares of Common Stock underlying the PA Warrants, which are not exercisable until December 30, 2023. Chardan is a registered broker-dealer with a registered address of 17 State Street, Suite 2130, New York, NY 10004 and has sole voting and dispositive power over the securities held.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of:

●	125,000,000 shares of common stock, par value $0.0001 per share; and

●	5,000,000 shares of preferred stock, par value $0.0001 per share, of which, as of the date of this prospectus, none of which shares have been designated.

As of close of business on June 30, 2023, 38,389,648 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding.

The additional shares of our authorized stock available for issuance may be issued at times and under circumstances so as to have a dilutive effect on earnings per share and on the equity ownership of the holders of our common stock. The ability of our board of directors to issue additional shares of stock could enhance the board’s ability to negotiate on behalf of the stockholders in a takeover situation but could also be used by the board to make a change-in-control more difficult, thereby denying stockholders the potential to sell their shares at a premium and entrenching current management. The following description is a summary of the material provisions of our capital stock. You should refer to our Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and Amended and Restated Bylaws (the “Bylaws”), both of which are on file with the SEC as exhibits to previous SEC filings, for additional information. The summary below is qualified by provisions of applicable law.

Common Stock

Holders of our common stock are each entitled to cast one vote for each share held of record on all matters presented to stockholders. Cumulative voting is not allowed; the holders of a majority of our outstanding shares of common stock may elect all directors. Holders of our common stock are entitled to receive such dividends as may be declared by our board out of funds legally available and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our directors are not obligated to declare a dividend. It is not anticipated that we will pay dividends in the foreseeable future. Holders of our do not have preemptive rights to subscribe to any additional shares we may issue in the future. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. All outstanding shares of common stock are fully paid and nonassessable.

The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any outstanding shares of preferred stock.

Preferred Stock

We are authorized to issue up to 5,000,000 shares of preferred stock, all of which are undesignated. Our board of directors has the authority to issue preferred stock in one or more classes or series and to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, including dividend rights, conversion right, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any class or series, without further vote or action by the stockholders. Although we have no present plans to issue any other shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of common stock, could adversely affect the rights and powers, including voting rights, of the common stock, and could have the effect of delaying, deterring or preventing a change of control of us or an unsolicited acquisition proposal. The preferred stock may provide for an adjustment of the conversion price in the event of an issuance or deemed issuance at a price less than the applicable conversion price, subject to certain exceptions.

If we offer a specific series of preferred stock under this prospectus, we will describe the terms of the preferred stock in the prospectus supplement for such offering and will file a copy of the certificate establishing the terms of the preferred stock with the SEC. To the extent required, this description will include:

●	the title and stated value;

●	the number of shares offered, the liquidation preference per share and the purchase price;

●	the dividend rate(s), period(s) and/or payment date(s), or method(s) of calculation for such dividends;

●	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

●	the procedures for any auction and remarketing, if any;

●	the provisions for a sinking fund, if any;

●	the provisions for redemption, if applicable;

●	any listing of the preferred stock on any securities exchange or market;

●	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price (or how it will be calculated) and conversion period;

●	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price (or how it will be calculated) and exchange period;

●	voting rights, if any, of the preferred stock;

●	a discussion of any material and/or special U.S. federal income tax considerations applicable to the preferred stock;

●	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

●	any material limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs.

Anti-takeover Effects of Delaware Law and our Certificate of Incorporation and Bylaws

Our Certificate of Incorporation and Bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change of control. These provisions are as follows:

●	they provide that special meetings of stockholders may be called by the President, the board of directors or at the request by stockholders of record owning at least thirty-three and one-third (33 1/3%) percent of the issued and outstanding voting shares of our common stock;

●	they do not include a provision for cumulative voting in the election of directors. Under cumulative voting, a minority stockholder holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have the effect of limiting the ability of minority stockholders to effect changes in our board of directors; and

●	they allow us to issue, without stockholder approval, up to 5,000,000 shares of preferred stock that could adversely affect the rights and powers of the holders of our common stock.

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. Subject to certain exceptions, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder unless:

●	prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (1) by persons who are directors and also officers and (2) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding voting stock that is not owned by the interested stockholder.

Generally, for purposes of Section 203, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns or, within three (3) years prior to the determination of interested stockholder status, owned fifteen percent (15%) or more of a corporation’s outstanding voting securities.

Potential Effects of Authorized but Unissued Stock

We have shares of common stock and preferred stock available for future issuance without stockholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, to facilitate corporate acquisitions or payment as a dividend on the capital stock.

The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, the board of directors has the discretion to determine designations, rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock, all to the fullest extent permissible under the DGCL and subject to any limitations set forth in our Certificate of Incorporation. The purpose of authorizing the board of directors to issue preferred stock and to determine the rights and preferences applicable to such preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from acquiring, a majority of our outstanding voting stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Securities Transfer Corporation. The transfer agent address is Securities Transfer Corporation, 2901 N Dallas Parkway, Suite 380, Plano, TX 75093, (469) 633-0101.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling the shares of Common Stock, or interests in the shares of Common Stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Common Stock or interests in the shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The selling stockholders may sell all or a portion of the shares of Common Stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales effected after the date the registration statement of which this prospectus is a part was declared effective by the SEC;

●	broker-dealers may agree with a selling stockholder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The aggregate proceeds to the selling stockholders from the sale of the shares of Common Stock offered by them will be the purchase price of the shares of Common Stock less discounts or commissions, if any. The selling stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of shares of Common Stock to be made directly or through agents. We will not receive any of the proceeds from sales of shares by the selling stockholders.

The selling stockholders may also sell shares of Common Stock under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of Common Stock by other means not described in this prospectus. If the selling stockholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved but, except as set forth in a supplement to this prospectus to the extent required, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with FINRA Rule 5110).

In connection with sales of the shares of Common Stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares of Common Stock offered by this prospectus, which shares of Common Stock such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders may pledge or grant a security interest in some or all of the shares of Common Stock owned by it and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of Common Stock in other circumstances as permitted by applicable law, in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act. In such event, any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. Selling stockholders who are deemed to be “underwriters” under the Securities Act (if any) will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

Each selling stockholder has informed us that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to engage in a distribution of the shares of Common Stock. Upon us being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the distribution of shares of Common Stock, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of Common Stock being distributed and the terms of the offering, including the name or names of any broker- dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

The selling stockholders may sell all, some or none of the shares of Common Stock registered pursuant to the registration statement of which this prospectus forms a part. If sold under the registration statement of which this prospectus forms a part, the shares of Common Stock registered hereunder will be freely tradable in the hands of persons other than our affiliates that acquire such shares.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares of Common Stock in the market and to the activities of the selling stockholder and its affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares of Common Stock against certain liabilities, including liabilities arising under the Securities Act.

LEGAL MATTERS

The validity of the shares of Common Stock offered hereby will be passed upon for us by Lowenstein Sandler LLP, New York, New York.

EXPERTS

The consolidated financial statements of Sonnet BioTherapeutics Holdings, Inc. as of September 30, 2022 and 2021 and for the years then ended have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the September 30, 2022 consolidated financial statements contains an explanatory paragraph that states that Sonnet BioTherapeutics Holdings, Inc. has incurred recurring losses and negative cash flows from operations since inception and will require substantial additional financing to continue to fund its research and development activities that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus.

We incorporate by reference the documents listed below that we have previously filed with the SEC:

●	our Annual Report on Form 10-K for the fiscal year ended September 30, 2022 filed with the SEC on December 15, 2022;

●	our Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2022 and March 31, 2023, filed with the SEC on February 13, 2023 and May 10, 2023, respectively; and

●	Our Current Reports on Form 8-K filed with the SEC on October 4, 2022, October 17, 2022, October 31, 2022, November 1, 2022, November 2, 2022, November 9, 2022, December 15, 2022, January 9, 2023, January 19, 2023, February 13, 2023, February 13, 2023, March 10, 2023, March 24, 2023, April 18, 2023, May 10, 2023, and June 30, 2022 (other than any portions thereof deemed furnished and not filed);

All reports and other documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but prior to the termination of the offering of the securities hereunder will also be considered to be incorporated by reference into this prospectus from the date of the filing of these reports and documents, and will supersede the information herein; provided, however, that all reports, exhibits and other information that we “furnish” to the SEC will not be considered incorporated by reference into this prospectus. Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded to the extent that a statement contained herein, therein or in any other subsequently filed document that also is incorporated by reference herein or therein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or the registration statement.

We will provide you without charge, upon your oral or written request, with a copy of any or all reports, proxy statements and other documents we file with the SEC, as well as any or all of the documents incorporated by reference in this prospectus or the registration statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to

Sonnet BioTherapeutics Holdings, Inc.

Attn: Pankaj Mohan, Ph.D., CEO and Chairman

100 Overlook Center, Suite 102

Princeton, New Jersey 08540

(609) 375-2227

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You should rely only on the information contained in this prospectus or incorporated by reference into this prospectus. We have not authorized anyone else to provide you with different information. You should assume that the information contained in this prospectus, or any document incorporated by reference in this prospectus, is accurate only as of the date of those respective documents, regardless of the time of delivery of this prospectus or any sale of our securities.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from commercial document retrieval services and over the Internet at the SEC’s website at http://www.sec.gov.

We maintain a website at www.sonnetbio.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference into, and is not part of, this prospectus.

5,150,000 Shares of Common Stock

PRELIMINARY PROSPECTUS

, 2023

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates, except for the SEC registration fee and the FINRA filing fee:

Amount to be paid
SEC registration fee	$207
Legal fees and expenses	15,000
Accounting fees and expenses	10,000
Miscellaneous	4,793
Total expenses	$30,000

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, in general, that a corporation incorporated under the laws of the State of Delaware, as we are, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Article X of our Certificate of Incorporation states that to the fullest extent permitted by the DGCL, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

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Under Article VI of our Bylaws, any director, officer, employee or agent of the Company who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that such director, officer, employee or agent or a person for whom such director, officer, employee or agent is the legal representative, is or was a director or officer of the Company or, while serving as a director, officer, employee or agent of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans (an “Indemnification Covered Person”), against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such person in connection with any such Proceeding.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities.

In the three years preceding the filing of this registration statement, the Company made sales of the following unregistered securities:

In August 2022, we entered into a securities purchase agreement (the “Preferred SPA”) with several accredited investors for the issuance and sale of (i) an aggregate of 22,275 shares of our Series 3 Convertible Preferred Stock, stated value $100 per share, (ii) 225 shares of our Series 4 Convertible Preferred Stock, stated value $100 per share, and (iii) Series 3 warrants to purchase up to 276,140 shares of our common stock in a private placement for aggregate gross proceeds of $2.3 million, with $0.1 million of issuance costs for net proceeds of $2.1 million. The shares of Series 3 Convertible Preferred Stock were convertible into an aggregate of 546,760 shares of our common stock and the shares of Series 4 Convertible Preferred Stock were convertible into an aggregate of 5,523 shares of our common stock, in each case, at a conversion price of $4.074 per share. The Series 3 warrants have an exercise price of $4.074 per share, are exercisable commencing six months after issuance, and will expire five years from the issuance date. In September 2022, all shares of preferred stock issued in connection with the Preferred SPA were converted into shares of common stock.

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Pursuant to a Securities Purchase Agreement (the “Securities Purchase Agreement”) dated February 7, 2020, by and among the Company, Sonnet BioTherapeutics, Inc. (“Sonnet Sub”) and certain investors, for an aggregate purchase price of approximately $19.0 million (comprised of (I) a $4 million credit from Sonnet Sub and the Company to Chardan Capital Markets, LLC (“Chardan”), in lieu of certain transaction fees otherwise owed to Chardan, and (II) $15 million in cash from the other Investors (the “Purchase Price”), (i) Sonnet Sub issued and sold to the investors shares of Sonnet Sub’s common stock (the “Initial Shares”) which converted in the merger among the Company and Sonnet Sub on April 1, 2020 into an aggregate of approximately 153,714 shares of the Company’s common stock, (ii) the Company issued to the investors Series A Warrants (the “Series A Warrants”) to purchase an aggregate of 235,719 shares of common stock at an exercise price of $75.57 per share and (iii) the Company issued to the investors Series B Warrants (the “Series B Warrants”) to purchase an aggregate of 160,551 shares of common stock at an exercise price of $0.0001 per share. The Company issued the warrants to the investors in reliance on the exemption from registration provided for under Section 4(a)(2) of the Securities Act. The Company relied on this exemption from registration for private placements based in part on the representations made by the investors, including the representations with respect to each investor’s status as an “accredited investor,” as such term is defined in Rule 501(a) of the Securities Act, and the Investors’ investment intent.

On August 3, 2020, the Company entered into Warrant Exercise and Omnibus Amendment Agreements (the “Exercise Agreements”) with the holders of the Series A Warrants and Series B Warrants (the “Holders”). Pursuant to the Exercise Agreements, in order to induce the Holders to exercise the Series A Warrants for cash, pursuant to the terms of the Series A Warrants, the Company agreed to reduce the exercise price of the Series A Warrants from $75.57 to $44.66 per share. The Holders and the Company agreed that the Holders would exercise all of their Series A Warrants for gross proceeds before expenses of approximately $10.5 million. In addition, the Exercise Agreements also provide for the issuance to the Holders, Series C Warrants (the “Series C Warrants”) to purchase 3.4331 shares of Common Stock (the “Series C Warrant Shares”) for each share of Common Stock issued upon such exercise of the Series A Warrants pursuant to the Exercise Agreements or an aggregate of 809,243 Series C Warrants. The terms of the Series C Warrants are substantially similar to those of the Series A Warrants, except that the Series C Warrants have an exercise price of $44.66, do not contain subsequent issuance price protection, were not exercisable until the date that was six months from the date of issuance of each Series C Warrant and will expire on October 16, 2025. The Exercise Agreements provided for the amendment to each Holder’s Series B Warrants to (i) remove the provisions providing for the reset of the number of shares of Common Stock underlying the Series B Warrants and (ii) set the aggregate number of shares of Common Stock underlying all of the Series B Warrants at 323,751, which results from an increase of 163,200 shares pursuant to the terms of the Exercise Agreements. The Company issued the Series B Warrants, the Series C Warrants and the shares of Common Stock underlying the Series A Warrants, the Series B Warrants and the Series C Warrants to the Holders in reliance on the exemption from registration provided for under Section 4(a)(2) of the Securities Act. The Company relied on this exemption from registration for private placements based in part on the representations made by the Holders, including the representations with respect to each Holder’s status as an “accredited investor,” as such term is defined in Rule 501(a) of the Securities Act, and each Holder’s investment intent.

On April 1, 2020, the Company issued a warrant (the “Spin-Off Entity Warrant”) to purchase 13,297 shares of common stock at an exercise price of $0.14 per share to Amergent Hospitality Group, Inc. pursuant to the Agreement and Plan of Merger, dated as of October 10, 2019, by and among the Company, Sonnet BioTherapeutics, Inc. and Biosub, Inc., as amended by Amendment No. 1 thereto made and entered into as of February 7, 2020. The Spin-Off Entity Warrant was issued pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder.

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During the three months ended March 31, 2020, the Company lowered the exercise price of an aggregate of approximately 92,847 warrants to purchase common stock from several classes of warrants to $13.00 in order to induce the exercise thereof and raise capital for the Company. As of March 31, 2020, all such warrants were exercised. The transactions discussed in this paragraph are exempt from registration pursuant to Section 4(a)(2) of the Securities Act, and corresponding provisions of state securities laws or, alternatively, Section 3(a)(9) of the Securities Act and corresponding provisions of state securities laws, on the basis that (i) offers were made to a limited number of existing warrant holders, (ii) each offer was made through direct communication with the offerees by the Company, (iii) the sophistication of the offerees and financial ability to bear risks, (iv) the extensive disclosure provided by the Company to the offerees and (v) no general solicitation and no commission or remuneration was paid for solicitation.

The Company entered into a Securities Purchase Agreement on February 7, 2020 for the sale of up to 1,500 shares of a new series of convertible preferred stock of the Company (the “Series 2 Preferred Stock”) with an institutional investor for gross proceeds to the Company of up to $1,500,000. On February 11, 2020, the first closing of this transaction occurred. The Company sold 1,000 shares of Series 2 Preferred Stock for gross proceeds to the Company of $1,000,000. On March 6, 2020, the Company sold and issued the remaining 500 shares of Series 2 Preferred Stock. The transaction is exempt from registration pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506 promulgated under Regulation D of the Securities Act and corresponding provisions of state securities laws on the basis that (i) the offering was made through direct communication and did not include any general advertising or general solicitation (ii) the sophistication of the offeree and financial ability to bear risks (iii) the extensive disclosure provided by Chanticleer Holdings, Inc to the offeree.

In connection with a registered direct offering of our shares of Common Stock and pre-funded warrants to purchase shares of Common Stock, on June 28, 2023, we entered into a securities purchase agreement with certain institutional investors (the “Purchasers”), pursuant to which, among other things, we sold to the Purchasers warrants (the “Private Warrants”) to purchase up to 5,000,000 shares of Common Stock in a private placement. No separate consideration was paid for the issuance of the Private Warrants. In addition, the Company issued to Chardan or its designees, warrants (“PA Warrants” and together with the Private Warrants, the “Warrants”) to purchase up to 150,000 shares of Common Stock (the “PA Warrant Shares”). The Warrants will be exercisable as of December 30, 2023. The Warrants have a term of exercise equal to five years from the date of the securities purchase agreement and have an exercise price equal to $0.6749 per share.

The Warrants and the shares of Common Stock issuable upon exercise of the Warrants were offered pursuant to an exemption from the registration requirement of the Securities Act provided in Section 4(a)(2) of the Securities Act and/or Rule 506 promulgated under Regulation D of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits

See the Exhibit Index attached to this Registration Statement, which is incorporated by reference herein.

(b)	Financial Statement Schedules

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

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Item 17. Undertakings

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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5. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	any preliminary prospectus or prospectus of the registrant relating to the offering filed pursuant to Rule 424;

ii.	any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

iii.	the portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

iv.	any other communication that is an offer in the offering made by the registrant to the purchaser.

6. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

7. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on July 28, 2023.

SONNET BIOTHERAPEUTICS HOLDINGS, INC.

By:	/s/ Pankaj Mohan
Pankaj Mohan Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Pankaj Mohan and Jay Cross, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on July 28, 2023, in the capacities indicated.

Signature	Title

/s/ Pankaj Mohan	Chief Executive Officer and
Pankaj Mohan	Chairman (Principal Executive Officer)

/s/ Jay Cross	Chief Financial Officer
Jay Cross	(Principal Financial Officer and Principal Accounting Officer)

/s/ Nailesh Bhatt	Director
Nailesh Bhatt

/s/ Albert Dyrness	Director
Albert Dyrness

/s/ Donald Griffith	Director
Donald Griffith

/s/ Raghu Rao	Director
Raghu Rao

/s/ Lori McNeill	Director
Lori McNeill

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EXHIBIT INDEX

Exhibit No.	Description

2.1#	Agreement and Plan of Merger, dated October 10, 2019, by and among the Company, Sonnet Sub. and Merger Sub (filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K as filed on October 11, 2019, and incorporated herein by reference).

2.2	Amendment No. 1 to Agreement and Plan of Merger, dated February 7, 2020, by and among the Company, Sonnet Sub and Merger Sub (filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K as filed on February 7, 2020, and incorporated herein by reference).

2.3#	Share Exchange Agreement, between Sonnet BioTherapeutics, Inc. and Relief Therapeutics Holding SA, dated August 9, 2019 (incorporated by reference to Exhibit 2.10 to the Company’s Registration Statement on Form S-4 filed with the SEC on November 27, 2019).

3.1	Certificate of Incorporation, as amended, of Sonnet BioTherapeutics Holdings, Inc. (incorporated by reference to Exhibit 3.1 to our Annual Report on Form 10-K, filed with the SEC on December 17, 2020).

3.2	Amended and Restated Bylaws of Sonnet BioTherapeutics Holdings, Inc. (incorporated by reference to Exhibit 3.3 to our Current Report on Form 8-K, filed with the SEC on August 15, 2022).

4.1	Form of Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to our Registration Statement on Form S-1 (Registration No. 333-178307), filed with the SEC on December 2, 2011).

4.2	Form of Warrant dated May 4, 2017 (incorporated by reference to Exhibit 4.2 to Current Report on Form 8-K, filed with the SEC on May 5, 2017).

4.3	Spin-Off Entity Warrant, dated April 1, 2020 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 3, 2020).

4.4	Form of Sonnet BioTherapeutics, Inc. Converted Warrant (incorporated by reference to Exhibit 4.2 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 14, 2020).

4.5	Form of Series A/B Warrants (incorporated by reference to Exhibit 4.16 to the Company’s Registration Statement on Form S-4/A filed with the SEC on February 7, 2020).

4.6	Form of Series C Warrant (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed with the SEC on August 4, 2020).

4.7	Registration Rights Agreement, dated February 7, 2020, by and between the Company and certain investors named therein (incorporated by reference to Exhibit 4.17 to the Company’s Registration Statement on Form S-4/A filed with the SEC on February 7, 2020).

4.8	Form of Pre-Funded Warrant (Incorporated by reference to Exhibit 4.8 to our Registration Statement on Form S-1 (Registration No. 333-269307), filed with the SEC on February 6, 2023).

4.9	Form of Underwriter Warrant (Incorporated by reference to Exhibit 4.9 to our Registration Statement on Form S-1 (Registration No. 333-269307), filed with the SEC on February 6, 2023).

4.10	Form of Common Warrant (Incorporated by reference to Exhibit 4.10 to our Registration Statement on Form S-1 (Registration No. 333-269307), filed with the SEC on February 6, 2023).

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4.11	Form of Pre-Funded Warrant dated June 30, 2023 (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K, filed with the SEC on June 30, 2023).

4.12	Form of Warrant dated June 30, 2023 (incorporated by reference to Exhibit 4.2 to Current Report on Form 8-K, filed with the SEC on June 30, 2023).

4.13	Form of Placement Agent Warrant dated June 30, 2023 (incorporated by reference to Exhibit 4.3 to Current Report on Form 8-K, filed with the SEC on June 30, 2023).

5.1**	Opinion of Lowenstein Sandler LLP.

10.1	Common Stock Purchase Agreement, between GEM Global Yield Fund LLC SCS and Sonnet BioTherapeutics, Inc., dated August 6, 2019 (incorporated by reference to Exhibit 10.54 to the Company’s Registration Statement on Form S-4 filed with the SEC on November 27, 2019).

10.2	Amendment to Common Stock Purchase Agreement, between GEM Global Yield Fund LLC SCS and Sonnet BioTherapeutics, Inc., dated September 25, 2019 (incorporated by reference to Exhibit 10.55 to the Company’s Registration Statement on Form S-4 filed with the SEC on November 27, 2019).

10.3	Side Letter and Amendment No. 2 to Common Stock Purchase Agreement, between GEM Global Yield Fund LLC SCS, Sonnet BioTherapeutics, Inc. and Chanticleer Holdings, Inc., dated February 7, 2020 (incorporated by reference to Exhibit 10.60 to the Company’s Registration Statement on Form S-4 filed with the SEC on February 7, 2020).

10.4

Employment Agreement, between Pankaj Mohan and Sonnet BioTherapeutics, Inc., dated December 31, 2018 (incorporated by reference to Exhibit 10.56 to the Company’s Registration Statement on Form S-4 filed with the SEC on February 7, 2020).

10.5	Employment Agreement, between John Cini and Sonnet BioTherapeutics, Inc., dated January 10, 2020 (incorporated by reference to Exhibit 10.58 to the Company’s Registration Statement on Form S-4 filed with the SEC on February 7, 2020).

10.6	Employment Agreement, between Jay Cross and Sonnet BioTherapeutics, Inc., dated January 10, 2020 (incorporated by reference to Exhibit 10.57 to the Company’s Registration Statement on Form S-4 filed with the SEC on February 7, 2020).

10.7	Employment Agreement, between Susan Dexter and the Company, dated April 1, 2020 (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed with the SEC on April 3, 2020).

10.8	Offer Letter, between Donald Griffith and Sonnet BioTherapeutics, Inc., dated January 1, 2019 (incorporated by reference to Exhibit 10.59 to the Company’s Registration Statement on Form S-4 filed with the SEC on February 7, 2020).

10.9	Sonnet BioTherapeutics Holdings, Inc. 2020 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-8 filed with the SEC on May 20, 2020).

10.10	Form of Restricted Stock Unit Award (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K (file No. 001-35570), filed with the SEC on July 9, 2020).

10.11***	License Agreement, between Ares Trading SA and Relief Therapeutics SA, dated August 28, 2015 (incorporated by reference to Exhibit 10.51 to the Company’s Registration Statement on Form S-4 filed with the SEC on February 7, 2020).

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10.12***	Discovery Collaboration Agreement, between XOMA (US) LLC and Oncobiologics, Inc., dated July 23, 2012 (incorporated by reference to Exhibit 10.52 to the Company’s Registration Statement on Form S-4 filed with the SEC on February 7, 2020).

10.13***

Amendment of Discovery Collaboration Agreement, between XOMA (US) LLC and Sonnet BioTherapeutics, Inc., dated May 7, 2019 (incorporated by reference to Exhibit 10.53 to the Company’s Registration Statement on Form S-4 filed with the SEC on February 7, 2020).

10.14

Securities Purchase Agreement, dated as of February 7, 2020, by and among Chanticleer Holdings, Inc., Sonnet BioTherapeutics, Inc. and the investors party thereto (incorporated by reference to Exhibit 10.64 to the Company’s Registration Statement on Form S-4 filed with the SEC on February 7, 2020).

10.15	Form of Warrant Exercise and Omnibus Amendment Agreement, dated as of August 3, 2020, by and between Sonnet BioTherapeutics Holdings, Inc. and the Holders (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K (File No. 001-35570), filed with the SEC on August 4, 2020).

10.16	Assignment and Assumption Employment Agreements by Sonnet BioTherapeutics Holdings, Inc., effective April 1, 2020 (incorporated by reference to Exhibit 10.16 to our Annual Report on Form 10-K, filed with the SEC on December 17, 2020).

10.17	Amendment No. 1 to Executive Employment Agreement, between Pankaj Mohan and the Company, dated November 23, 2020 (incorporated by reference to Exhibit 10.17 to our Annual Report on Form 10-K, filed with the SEC on December 17, 2020).

10.18	Amendment No. 1 to Executive Employment Agreement, between John Cini and the Company, dated November 23, 2020 (incorporated by reference to Exhibit 10.18 to our Annual Report on Form 10-K, filed with the SEC on December 17, 2020).

10.19	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.19 to our Annual Report on Form 10-K, filed with the SEC on December 17, 2020).

10.20	At-The-Market Sales Agreement, dated February 5, 2020, between the Company and BTIG (incorporated by reference to Exhibit 1.1 to our Current Report on Form 8-K (File No. 001-35570), filed with the SEC on February 5, 2021).

10.21	License Agreement, dated May 2, 2021, between Sonnet BioTherapeutics, Inc. and New Life Therapeutics PTE, LTD (incorporated by reference to Exhibit 10.1 to our Quarterly Report on Form 10-Q, filed with the SEC on May 17, 2021).

10.22	First Amendment to License Agreement, dated June 11, 2021, between Sonnet BioTherapeutics, Inc. and New Life Therapeutics PTE, LTD (incorporated by reference to Exhibit 10.22 to our Annual Report on Form 10-K, filed with the SEC on December 17, 2021).

10.23	Second Amendment to License Agreement, dated July 7, 2021, among Sonnet Biotherapeutics CH SA, Sonnet BioTherapeutics, Inc. and New Life Therapeutics PTE, Ltd. (incorporated by reference to Exhibit 10.23 to our Annual Report on Form 10-K, filed with the SEC on December 17, 2021).

10.24	Amendment to License Agreement and Settlement, dated November 1, 2021, between ARES TRADING SA and Sonnet BioTherapeutics CH SA (incorporated by reference to Exhibit 10.24 to our Annual Report on Form 10-K, filed with the SEC on December 17, 2021).

10.25	At-The-Market Sales Agreement, dated August 15, 2022, between the Company and BTIG (incorporated by reference to Exhibit 1.1 to our Current Report on Form 8-K, filed with the SEC on August 15, 2022).

21.1	Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to our Annual Report on Form 10-K, filed with the SEC on December 17, 2020).

23.1**	Consent of KPMG LLP

23.2**	Consent of Lowenstein Sandler LLP (included as part of Exhibit 5.1).

24.1**	Power of attorney (included in the signature page to this registration statement)

107**	Filing Fee Table

**	Filed herewith.
***	Portions of the exhibit have been omitted pursuant to Item 601(b)(10) of Regulation S-K. A copy of any omitted portions will be furnished to the Securities and Exchange Commission upon request.
#	The schedules and exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the Securities and Exchange Commission upon request.

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